UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2007

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Texas	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5501 ½ Abercorn Street, Savannah, GA 31405
(Address of principal executive offices / Zip Code)

912-352-7488
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 8.01 Other Events.

On June 13, 2007, Health Discovery Corporation (the “Company”) reconvened its special meeting of the shareholders of the Company previously held on May 22, 2007 and adjourned to allow for further solicitation of proxies with respect to the proposal to change the state of incorporation and to authorize 30,000,000 shares of preferred stock with preferences to be determined at the time of issuance. At the reconvened meeting, holders of more than two-thirds of the outstanding common stock of the Company voted for the authorization of the preferred stock with preferences to be determined at the time of issuance and holders of more than two-thirds of the outstanding common stock of the Company voted to approve the change in the state of incorporation from Texas to Georgia. Management is currently in the process of taking the necessary steps to effect the approved proposals.

On June 19, 2007, the Company entered into a settlement agreement (the “Settlement Agreement”) among Bill G. Williams, Shirley K. Williams, and Automated Shrimp Corporation (collectively, the “Defendants”), Stephen Barnhill as Third-Party Defendant, and Baptist Community Services, Tim Holloway, Guadalupe Family Limited Partnership, and Gerald Easterling as Intervenors in connection with the pending litigation styled Health Discovery Corporation v. Williams et al., filed in the District Court of McLennan County, State of Texas, Civil Action File No. 10-04-00012-CV. Pursuant to the terms of the Settlement Agreement, each party agreed to voluntarily dismiss with prejudice any and all claims it has against each and every other party. In consideration for entering into the Settlement Agreement, the Company agreed to issue in the aggregate 500,000 shares of Company common stock to the Defendants.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: June 19, 2007	By:	/s/ Daniel Furth
Daniel Furth
Principal Financial Officer

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